NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO.

miramarlabs

AUTHORIZED COMMON STOCK: SHARES PAR VALUE: $

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **Miramar Labs, Inc.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

MIRAMAR LABS, INC. CORPORATE SEAL 2006 DELAWARE

PRESIDENT

Countersigned & Registered: **Globex Transfer, LLC**
(813) 344-4490

By____________________
Authorized Signature